Exhibit 99.1
MERCANTILE BANCORP, INC. ANNOUNCES NEW DIRECTOR
Quincy Ill., August 25, 2009 - Mercantile Bancorp, Inc. (NYSE Amex: MBR) today announced that Lee R. Keith has joined the company’s board of directors.
Mr. Keith, president of Mid-Missouri Bank in Springfield, Missouri, brings over 30 years of executive leadership and community bank management experience to his role as director. “After years in bank management, I am looking forward to serving at the board level,” said Keith. “I have spent most of my career serving Midwestern banks and now to have the opportunity to do so for such a well-established company and its solid group of community banks in a board capacity is very exciting.”
“We are very pleased that Mr. Keith has joined our board,” states Ted T. Awerkamp, President and CEO. “He is a strong and proven leader in community banking. We look forward to benefiting from his extensive experience and sound perspective.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois and one each in Missouri, Kansas, and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The Company also operates a Mercantile Bank branch office in Indiana. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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